Exhibit 12
                            AMR CORPORATION
           Computation of Ratio of Earnings to Fixed Charges
                             (in millions)


                                       Three Months Ended   Six Months Ended
                                            June 30,            June 30,
                                         2007     2006       2007     2006

 Earnings:
   Earnings before income taxes          $317     $291       $398     $199

   Add: Total fixed charges (per below)   459      489        938      973

   Less:  Interest capitalized              5        7         14       14
 Total earnings before income taxes    $  771   $  773     $1,322   $1,158

 Fixed charges:
   Interest                            $  220   $  245     $  447   $  490

   Portion of rental expense
     representative of the interest
     factor                               221      225        454      443

 Amortization of debt expense              18       19         37       40
    Total fixed charges                $  459   $  489     $  938   $  973

 Ratio of earnings to fixed charges      1.68     1.58       1.41     1.19